Groupon Reports Second Quarter 2022 Results
Local billings of $361 million, up 5% (FX-neutral) from the first quarter
Announces Plan to Lower Annual Expenses by $150 Million; Executing Turnaround Strategy
Reiterates 2023 Financial Targets
•Global revenue of $153.2 million
•Global billings of $460.2 million
•Net loss of $90.3 million
•Adjusted EBITDA of $5.7 million
•Exited Q2 with $315.6 million in cash; includes repayment of $40 million on credit facility
•2.29% equity stake in SumUp; as publicly announced in June, SumUp raised additional funding at an $8.5 billion enterprise valuation

CHICAGO - August 8, 2022 - Groupon, Inc. (NASDAQ: GRPN) today announced its financial results for the second quarter ended June 30, 2022 and provided details on its recent operating progress. The company filed its Form 10-Q with the Securities and Exchange Commission and posted an updated presentation on its investor relations website (investor.groupon.com).
"Our overall business performance is not at the levels we anticipated and we are taking decisive actions to improve our trajectory. We are significantly reducing costs, and based on the progress we're making on our initiatives to drive customer purchase frequency, we are now ready to begin reinvesting in marketing to drive growth," said Kedar Deshpande, CEO of Groupon. "We believe these actions will allow us to get back to generating positive cash flow by the end of 2022 and pave the road for growth through improved purchase frequency and customer retention. We are reiterating our target to deliver both a minimum of $100 million in free cash flow and an Adjusted EBITDA margin of 15-20% starting in 2023.
"We believe that Groupon can help merchants and customers lean into discount channels if the economy continues to decelerate, but we are also fundamentally repositioning our business to grow profitably in a variety of economic cycles," continued Deshpande. "With productivity gains, increased efficiencies and a better customer-led marketplace experience, our goal is to create a business model that should be able to sustainably generate positive free cash flow, every quarter, starting in the fourth quarter of 2022."
Turnaround Strategy
We are executing a strategy that we believe will allow us to transform Groupon into the premier destination for local experiences and services, improve our earnings power and position us for long-term growth and value creation. Our strategy is focused on two areas: reducing our cost structure and fundamentally improving our marketplace experience to support long-term growth.

Streamlining our Cost Structure: Over the last three months, we have been challenging our current processes and automating how we work. Both with an eye toward taking costs out of the business and improving productivity. As a result, we have begun executing a multi-phase cost savings plan that we anticipate will reduce our current cost structure by approximately $150 million annually in phase 1. We expect to incur between $10 million and $20 million in restructuring costs in connection with these actions. We also have a goal to identify an additional $50 million of savings and related cost actions by the end of 2023. Savings in phase 1 will come primarily from the following areas:
•Right-sizing our tech organization to align with our current and future business needs. In phase 1, we intend to reduce our tech costs by approximately $60 million or nearly 30% of our annual spend.
•Rationalizing our real estate footprint across markets to align with the size of the current business and a hybrid work model.
•Leveraging self-service tools and technology to reduce our North America sales force.

"We have made significant progress streamlining our tech platform and leaning into automation throughout our organization and, as a result, we believe we can take $150 million in annual costs out of our business by the end of 2023," said Damien Schmitz, Interim CFO of Groupon. "We'll also be looking at other ways to reduce our costs, and believe we can identify an additional $50 million in savings by the end of 2023. With a cost structure that is better aligned with the size of our current business and a disciplined operating philosophy, we believe we can generate meaningful and sustainable cash flow and create value for all of our stakeholders."
Fundamentally Improving our Marketplace Experience: We must ensure that we meet our customers needs every single time they come to our marketplace so that we can drive purchase frequency and improve customer retention. To do this, we have begun the work to offer better inventory density and an improved customer experience. Given the improvements we are making we are also ready to begin reinvesting in marketing to drive growth. We have made progress in all of these areas:
Customer Experience:
•We reviewed our pricing in North America to ensure we are offering the best deals on our inventory.
•Reduced refund rates through a combination of initiatives.
•Launching new, targeted promotional programs to encourage cross-shopping across multiple inventory verticals.
Inventory Density:
•Experimenting with new opportunities to bring new, relevant and high-frequency inventory into the Groupon marketplace through internal initiatives and external partnerships, such as re-launching our card-linked offers in the high-frequency Dining vertical, which we anticipate will approximately triple our Dining inventory in North America, in the third quarter.
•Leveraging 3rd party market rate inventory in new ways to drive customer engagement and retention.

•Using our merchant marketing to target and acquire merchants more cost-effectively. We are going after the most engaging and high-value merchants who are within a reasonable travel radius for our customers.
Differentiating our Inventory: To create a long-term path for growth, we must become a marketplace for all occasions. We believe that we can deliver value to our customers by offering them differentiated inventory that they cannot find anywhere else. To do this, we have launched a test of curated collections in July and intend to launch a test of concept for a new Beauty and Wellness marketplace by the end of 2022.

Investing in Marketing to Drive Growth:
"Over the past several months, we have been focused on creating and kicking off a plan to fundamentally improve our marketplace offering," continued Deshpande. "Given the operational progress we've made as well as the savings we've identified, we're now ready to increase our marketing investment to drive growth. Early in the third quarter, we kicked off a targeted marketing test, which has, in early data, shown tremendous promise. Throughout the balance of 2022, we intend to increase our spend on performance marketing notably."
•Since the end of July, we've more than doubled our budget for search engine marketing, and while early, we have seen more than an 80% return on this incremental spend.
•In addition, we are also seeing a positive impact on Local customer acquisitions and re-activations and we also expect this spend to help drive improvements in marketplace awareness and traffic trends.

Outlook
Given we are in the midst of executing our turnaround strategy, combined with an uncertain macroeconomic environment, we have withdrawn our previously issued full year 2022 revenue and Adjusted EBITDA guidance.
We believe we are taking the actions needed to create sustainable shareholder value and are reiterating our targets for 2023:
•$100 million in annual free cash flow in 2023
•15-20% Adjusted EBITDA margin in full year 2023
•In addition, we are creating a business model that should position the company to generate positive free cash flow every quarter, starting in the fourth quarter of 2022.
For factors to consider regarding our expected operating performance in the third quarter of 2022, please see our Q2 Earnings Presentation.
Second Quarter 2022 Summary
All comparisons in this press release are year-over-year unless otherwise noted.
North America
•North America revenue was $112.1 million in the second quarter 2022, down 30% compared with the prior year, primarily driven by a decline in engagement on our platform that resulted in fewer unit sales and lower gross billings. North America Local revenue was $101.5 million in the second quarter 2022, down 27% compared with the prior year.
•North America gross profit in the second quarter 2022 was $95.9 million, down 33% compared with the prior year.
•North America active customers were 13.1 million as of June 30, 2022, down 14% compared with the balance as of June 30, 2021, primarily driven by declines in our Goods customer base. North America active Local customers increased 1% for the same period.
International
•International revenue was $41.1 million in the second quarter 2022, down 61% (56% FX-neutral) compared with the prior year, primarily due to the transition of Goods to a third-party marketplace model. In a third-party marketplace model, we generate service revenue that is presented on a net basis compared with a first-party model, which recognizes revenue on a gross basis. In addition, the revenue decline was also driven by a decline in engagement on our platform in our Goods category and lower variable consideration from unredeemed vouchers, partially offset by an increase in Local gross billings and improved customer refund levels. International Local revenue was $32.1 million, down 20% (11% FX-neutral) compared with the prior year period.
•International gross profit in the second quarter 2022 was $38.1 million, down 26% (18% FX-neutral) compared with the prior year period.
•International active customers were 8.0 million as of June 30, 2022, down 18% compared with the balance as of June 30, 2021, primarily driven by declines in our Goods customer base. International active Local customers increased 22% for the same period.
Consolidated
•Revenue was $153.2 million in the second quarter 2022, down 42% (41% FX-neutral) compared with the prior year. Local revenue was $133.6 million in the second quarter 2022, down 26% (24% FX-neutral) compared with the prior year.
•Gross profit was $134.0 million in the second quarter 2022, down 31% (29% FX-neutral) compared with the prior year period.
•SG&A was $123.9 million in the second quarter 2022,compared with $138.0 million in the prior year period. The decline in SG&A was primarily driven by lower payroll costs.
•Marketing expense was $29.4 million, or 22% of gross profit, in the second quarter 2022, which is a decline compared to the prior quarter and historical levels. Marketing expense was $43.7 million in the second quarter 2021 and the decrease in 2022 was driven by a decline in online marketing spend.
•Other expense, net was $21.3 million in the second quarter 2022, compared with $2.9 million in prior year period. Other expense, net in the current period was primarily driven by foreign currency losses.
•Net loss was $90.3 million in the second quarter 2022 compared with $3.1 million in the prior year period.
•Net loss attributable to common stockholders in the second quarter 2022 was $91.2 million, or $3.04 per diluted share, compared with $3.4 million, or $0.12 per diluted share, in the prior year. Non-GAAP net loss attributable to common stockholders in the second quarter 2022 was $10.1 million, or $0.34 loss per diluted share, compared with non-GAAP net income attributable to common stockholders plus assumed conversions of $11.0 million, or $0.33 income per diluted share, in the prior year.
•Adjusted EBITDA, a non-GAAP financial measure, was $5.7 million in the second quarter 2022, compared with $41.0 million in the prior year.
•Global units sold in the second quarter 2022 were 12.1 million, down 28% compared with the prior year period, primarily driven by lower consumer demand in our Goods category and in our North America Local category. In the second quarter 2022, North America units were down 28% and 51% in Local and Goods compared with the prior year. International units were up 23% in Local and down 54% in Goods compared with the prior year.
•Operating cash flow for the trailing twelve month period was an outflow of $151.5 million, and free cash flow, a non-GAAP financial measure, was an outflow of $198.9 million for the trailing twelve month period.
•Cash and cash equivalents as of June 30, 2022 were $315.6 million. As of June 30, 2022, we had $60.0 million of outstanding borrowings under our revolving credit facility.
Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operating measures are included below in the section titled "Non-GAAP Financial Measures and Operating Metrics" and in the accompanying tables.
Conference Call
A conference call will be webcast Tuesday, August 9, 2022 at 9:00 a.m. CT / 10:00 a.m. ET and will be available on Groupon’s investor relations website at https://investor.groupon.com. This call will contain forward-looking statements and other material information regarding our financial and operating results.
Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations website (investor.groupon.com) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures and Operating Metrics
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign currency exchange rate neutral operating results, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP income (loss) from operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on an operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release.
We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.
Interest and other non-operating items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, a loss on extinguishment of debt, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.
Special charges and credits. For the three months ended June 30, 2022 and 2021, special charges and credits included impairment of goodwill and long-lived assets and charges related to our restructuring plan. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:
Foreign currency exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.
Adjusted EBITDA is a non-GAAP performance measure that we define as income (loss) from operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation and other special charges and credits, including items that are unusual in nature or infrequently occurring. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenue. Our definition of Adjusted EBITDA and Adjusted EBITDA margin may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from operations.

Non-GAAP income (loss) from operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:
•stock-based compensation,
•amortization of acquired intangible assets,
•special charges and credits, including restructuring charges, goodwill and long-lived asset impairment charges and strategic advisor costs,
•non-cash interest expense on convertible senior notes and loss on extinguishment of debt,
•non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative foreign currency translation adjustments into earnings as a result of business dispositions or country exits,
•non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,
•non-operating gains and losses from sales of minority investments, and
•income (loss) from discontinued operations.
We believe that excluding the above items from our measures of non-GAAP income from operations before provision (benefit) for income taxes, non-GAAP net income attributable to common stockholders and non-GAAP income per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from operations before provision (benefit) for income taxes.
Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from operations less purchases of property and equipment and capitalized software from operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:
Gross billings is the total dollar value of customer purchases of goods and services. Gross billings is presented net of customer refunds, order discounts and sales and related taxes. The substantial majority of our service revenue transactions are comprised of sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services. For these transactions, gross billings differs from revenue reported in our condensed consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings is equivalent to product revenue reported in our condensed consolidated statements of operations. Gross billings is an indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants. However, we are focused on achieving long-term gross profit and Adjusted EBITDA growth.
Active customers are unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites or mobile applications in our active customer metric, nor do we include consumers who solely make purchases of our inventory through third-party marketplaces with which we partner.
Units are the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces, a third-party marketplace, or directly with a merchant for which we earn a commission. We do not include purchases with retailers using digital coupons accessed through our websites or mobile applications in our units metric. We consider units to be an important indicator of the total volume of business conducted through our marketplaces. We report units on a gross basis prior to the consideration of customer refunds and therefore units are not always a good proxy for gross billings.
We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking U.S. GAAP financial measure that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. Forward-looking non-GAAP financial measures provided without the most directly comparable U.S. GAAP financial measures may vary materially from the corresponding U.S. GAAP financial measures.

Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, effects of the ongoing COVID-19 pandemic or other pandemics or disease outbreaks on our business; our ability to execute, and achieve the expected benefits of, our go-forward strategy; execution of our business and marketing strategies; volatility in our operating results; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments in the jurisdictions in which we operate and geopolitical instability resulting from the conflict in Ukraine; global economic uncertainty, including as a result of the inflationary environment; retaining and adding high quality merchants and third-party business partners; retaining existing customers and adding new customers; competing successfully in our industry; providing a strong mobile experience for our customers; managing refund risks; retaining and attracting members of our executive team and other qualified personnel; customer and merchant fraud; payment-related risks; our reliance on email, internet search engines and mobile application marketplaces to drive traffic to our marketplace; cybersecurity breaches; maintaining and improving our information technology infrastructure; reliance on cloud-based computing platforms; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; managing inventory and order fulfillment risks; claims related to product and service offerings; protecting our intellectual property; maintaining a strong brand; the impact of future and pending litigation; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors or employees; risks relating to information or content published or made available on our websites or service offerings we make available; exposure to greater than anticipated tax liabilities; adoption of tax legislation; impacts if we become subject to the Bank Secrecy Act or other anti-money laundering or money transmission laws or regulations; our ability to raise capital if necessary; risks related to our access to capital and outstanding indebtedness, including our convertible senior notes; our common stock, including volatility in our stock price; our ability to realize the anticipated benefits from the capped call transactions relating to our convertible senior notes; difficulties, delays or our inability to successfully complete all or part of the announced restructuring actions or to realize the operating efficiencies and other benefits of such restructuring actions; higher than anticipated restructuring charges or changes in the timing of such restructuring charges; and those risks and other factors discussed in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021, and Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and our other filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting the company's Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.

You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of August 8, 2022. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.
About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is a trusted local marketplace where consumers go to buy services and experiences that make life more interesting and deliver boundless value. To find out more about Groupon, please visit press.groupon.com.

Contacts:
Investor Relations
Jennifer Beugelmans
Jordan Kever
ir@groupon.com

Public Relations
Nick Halliwell
press@groupon.com

Groupon, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$315,595	$498,726
Accounts receivable, net	44,924	36,755
Prepaid expenses and other current assets	50,018	52,570
Total current assets	410,537	588,051
Property, equipment and software, net	63,663	73,581
Right-of-use assets - operating leases, net	32,709	47,958
Goodwill	178,685	216,393
Intangible assets, net	20,752	24,310
Investments	119,541	119,541
Deferred income taxes	60,915	62,945
Other non-current assets	29,648	25,102
Total assets	$916,450	$1,157,881
Liabilities and equity
Current liabilities:
Short-term borrowings	$60,000	$100,000
Accounts payable	27,904	22,165
Accrued merchant and supplier payables	208,460	269,509
Accrued expenses and other current liabilities	197,572	239,313
Total current liabilities	493,936	630,987
Convertible senior notes, net	224,160	223,403
Operating lease obligations	44,739	58,747
Other non-current liabilities	31,530	34,448
Total liabilities	794,365	947,585
Commitment and contingencies
Stockholders' equity
Common stock, par value $0.0001 per share, 100,500,000 shares authorized; 40,482,898 shares issued and 30,188,781 shares outstanding at June 30, 2022; 40,007,255 shares issued and 29,713,138 shares outstanding at December 31, 2021	4	4
Additional paid-in capital	2,308,176	2,294,215
Treasury stock, at cost, 10,294,117 shares at June 30, 2022 and December 31, 2021	(922,666)	(922,666)
Accumulated deficit	(1,282,947)	(1,156,868)
Accumulated other comprehensive income (loss)	19,374	(4,813)
Total Groupon, Inc. stockholders' equity	121,941	209,872
Noncontrolling interests	144	424
Total equity	122,085	210,296
Total liabilities and equity	$916,450	$1,157,881

Groupon, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Service	$153,216	$206,161	$306,536	$378,785
Product	—	59,797	—	150,990
Total revenue	153,216	265,958	306,536	529,775
Cost of revenue:
Service	19,244	21,167	38,563	39,592
Product	—	50,848	—	129,257
Total cost of revenue	19,244	72,015	38,563	168,849
Gross profit	133,972	193,943	267,973	360,926
Operating expenses:
Marketing	29,372	43,720	68,788	77,386
Selling, general and administrative	123,938	137,969	250,358	265,112
Goodwill impairment	35,424	—	35,424	—
Long-lived asset impairment	8,811	—	8,811	—
Restructuring and related charges	2,939	14,245	3,251	21,667
Total operating expenses	200,484	195,934	366,632	364,165
Income (loss) from operations	(66,512)	(1,991)	(98,659)	(3,239)
Other income (expense), net	(21,340)	(2,927)	(26,220)	15,196
Income (loss) from operations before provision (benefit) for income taxes	(87,852)	(4,918)	(124,879)	11,957
Provision (benefit) for income taxes	2,398	(1,789)	(277)	638
Net income (loss)	(90,250)	(3,129)	(124,602)	11,319
Net (income) loss attributable to noncontrolling interests	(977)	(253)	(1,477)	(143)
Net income (loss) attributable to Groupon, Inc.	$(91,227)	$(3,382)	$(126,079)	$11,176

Net income (loss) per share:
Basic	$(3.04)	$(0.12)	$(4.21)	$0.38
Diluted	$(3.04)	$(0.12)	$(4.21)	$0.37

Weighted average number of shares outstanding:
Basic	30,039,233	29,273,806	29,952,018	29,139,930
Diluted	30,039,233	29,273,806	29,952,018	30,120,851

Groupon, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating activities
Net income (loss)	$(90,250)	$(3,129)	$(124,602)	$11,319
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property, equipment and software	14,358	16,703	29,558	31,430
Amortization of acquired intangible assets	2,136	2,268	4,305	4,560
Impairment of goodwill	35,424	—	35,424	—
Impairment of long-lived assets	8,811	—	8,811	—
Restructuring-related impairment	1,180	—	1,180	—
Stock-based compensation	8,572	9,738	16,078	16,917
Foreign currency translation adjustments reclassified into earnings	—	(56)	—	(32,284)
Change in assets and liabilities:
Accounts receivable	5,730	8,216	(10,233)	5,404
Prepaid expenses and other current assets	2,682	(2,963)	590	(4,603)
Right-of-use assets - operating leases	4,649	5,933	9,258	11,055
Accounts payable	(1,015)	1,225	6,073	7,121
Accrued merchant and supplier payables	(19,001)	(40,665)	(54,905)	(117,549)
Accrued expenses and other current liabilities	(17,701)	(16,560)	(36,067)	(6,737)
Operating lease obligations	(6,184)	(10,170)	(13,831)	(16,177)
Other, net	20,417	(4,905)	20,005	8,774
Net cash provided by (used in) operating activities	(30,192)	(34,365)	(108,356)	(80,770)
Investing activities
Purchases of property and equipment and capitalized software	(9,148)	(12,420)	(22,149)	(24,460)
Proceeds from sale or divestment of investment	—	4,245	—	4,245
Acquisitions of intangible assets and other investing activities	(631)	(1,048)	(1,546)	(1,752)
Net cash provided by (used in) investing activities	(9,779)	(9,223)	(23,695)	(21,967)
Financing activities
Proceeds from issuance of 2026 convertible notes	—	30,000	—	230,000
Proceeds from (payments of) borrowings under revolving credit agreement	(40,000)	—	(40,000)	(100,000)
Issuance costs for 2026 convertible notes and revolving credit agreement	—	(1,342)	—	(7,914)
Purchase of capped call transactions	—	(3,576)	—	(27,416)
Payments for the repurchase of Atairos convertible notes	—	(254,000)	—	(254,000)
Proceeds from the settlement of convertible note hedges		2,315	—	2,315
Payments for the settlement of warrants	—	(1,345)	—	(1,345)
Taxes paid related to net share settlements of stock-based compensation awards	(2,180)	(11,246)	(4,703)	(16,147)
Payments of finance lease obligations	(217)	(1,947)	(435)	(4,008)
Other financing activities	(943)	102	(1,166)	94
Net cash provided by (used in) financing activities	(43,340)	(241,039)	(46,304)	(178,421)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,937)	3,450	(4,708)	(4,016)
Net increase (decrease) in cash, cash equivalents and restricted cash	(87,248)	(281,177)	(183,063)	(285,174)
Cash, cash equivalents and restricted cash, beginning of period	403,668	847,088	499,483	851,085
Cash, cash equivalents and restricted cash, end of period	$316,420	$565,911	$316,420	$565,911

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars and units in thousands; TTM active customers in millions)
(unaudited)

	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
North America Segment:						Q2 2022
Gross billings (1):						Y/Y Growth
Local	$337,192	$318,825	$327,268	$249,290	$265,114	(21.4)%
Travel	39,232	23,519	24,304	24,014	21,692	(44.7)
Goods	56,643	43,096	61,248	36,608	30,462	(46.2)
Total gross billings	$433,067	$385,440	$412,820	$309,912	$317,268	(26.7)%
Revenue:
Local	$139,853	$129,131	$136,110	$96,921	$101,469	(27.4)%
Travel	8,143	4,791	5,500	4,949	4,451	(45.3)
Goods	12,792	9,189	14,302	8,294	6,204	(51.5)
Total revenue	$160,788	$143,111	$155,912	$110,164	$112,124	(30.3)%
Gross profit:
Local	$124,821	$115,184	$119,845	$83,758	$87,592	(29.8)%
Travel	6,612	3,762	4,349	3,654	3,355	(49.3)
Goods	10,769	7,864	12,089	6,835	4,956	(54.0)
Total gross profit	$142,202	$126,810	$136,283	$94,247	$95,903	(32.6)%

Contribution profit (2)	$109,025	$88,508	$92,505	$66,256	$76,274	(30.0)%

International Segment:						Q2 2022
Gross billings:						Y/Y Growth	Fx Effect	Y/Y Growth excluding FX (3)
Local	$89,877	$103,984	$129,960	$99,660	$96,784	7.7	12.4	20.1%
Travel	16,395	20,154	19,583	15,762	15,252	(7.0)	11.5	4.5
Goods	68,250	43,412	58,234	35,350	30,861	(54.8)	5.7	(49.1)
Total gross billings	$174,522	$167,550	$207,777	$150,772	$142,897	(18.1)	9.7	(8.4)%
Revenue:
Local	$40,329	$46,071	$46,277	$33,150	$32,111	(20.4)	9.3	(11.1)%
Travel	3,464	3,915	4,797	3,227	3,233	(6.7)	12.2	5.5
Goods	61,377	21,074	16,176	6,779	5,748	(90.6)	1.1	(89.5)
Total revenue	$105,170	$71,060	$67,250	$43,156	$41,092	(60.9)	4.6	(56.3)%
Gross profit:
Local	$38,192	$43,876	$43,409	$30,554	$29,435	(22.9)	8.9	(14.0)%
Travel	3,154	3,576	4,442	2,817	2,886	(8.5)	12.1	3.6
Goods	10,395	7,177	10,617	6,383	5,748	(44.7)	7.1	(37.6)
Total gross profit	$51,741	$54,629	$58,468	$39,754	$38,069	(26.4)	8.7	(17.7)%

Contribution profit	$41,198	$39,772	$44,011	$28,329	$28,326	(31.2)%

Consolidated Results of Operations:
Gross billings:
Local	$427,069	$422,809	$457,228	$348,950	$361,898	(15.3)	2.6	(12.7)%
Travel	55,627	43,673	43,887	39,776	36,944	(33.6)	3.4	(30.2)
Goods	124,893	86,508	119,482	71,958	61,323	(50.9)	3.0	(47.9)
Total gross billings	$607,589	$552,990	$620,597	$460,684	$460,165	(24.3)	2.8	(21.5)%
Revenue:
Local	$180,182	$175,202	$182,387	$130,071	$133,580	(25.9)	2.1	(23.8)%
Travel	11,607	8,706	10,297	8,176	7,684	(33.8)	3.6	(30.2)
Goods	74,169	30,263	30,478	15,073	11,952	(83.9)	1.0	(82.9)
Total revenue	$265,958	$214,171	$223,162	$153,320	$153,216	(42.4)	1.8	(40.6)%
Gross profit:
Local	$163,013	$159,060	$163,254	$114,312	$117,027	(28.2)	2.1	(26.1)%
Travel	9,766	7,338	8,791	6,471	6,241	(36.1)	3.9	(32.2)
Goods	21,164	15,041	22,706	13,218	10,704	(49.4)	3.5	(45.9)
Total gross profit	$193,943	$181,439	$194,751	$134,001	$133,972	(30.9)	2.3	(28.6)%

Contribution profit	$150,223	$128,280	$136,516	$94,585	$104,600	(30.4)%
Net cash provided by (used in) operating activities from operations	$(34,365)	$(74,176)	$30,988	$(78,164)	$(30,192)	14.5%
Free cash flow	$(46,785)	$(87,581)	$19,223	$(91,165)	$(39,340)	15.9%

	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
Active customers: (4)
North America	15.2	15.0	14.8	14.0	13.1
International	9.7	9.0	8.5	8.2	8.0
Total active customers	24.9	24.0	23.3	22.2	21.1

North America Units:
Local	8,873	8,196	8,811	6,181	6,355
Goods	2,330	1,849	2,631	1,450	1,141
Travel	191	128	130	123	91
Total North America units	11,394	10,173	11,572	7,754	7,587

International Units:
Local	2,583	3,683	4,283	3,329	3,181
Goods	2,598	1,770	2,843	1,471	1,205
Travel	103	120	115	112	79
Total International units	5,284	5,573	7,241	4,912	4,465

Consolidated Units:
Local	11,456	11,879	13,094	9,510	9,536
Goods	4,928	3,619	5,474	2,921	2,346
Travel	294	248	245	235	170
Total consolidated units	16,678	15,746	18,813	12,666	12,052

Headcount:
Sales (5)	1,094	1,104	1,079	1,028	974
Other	2,726	2,702	2,596	2,536	2,442
Total headcount	3,820	3,806	3,675	3,564	3,416

(1)Represents the total dollar value of customer purchases of goods and services.
(2)Represents gross profit less marketing expense.
(3)Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.
(4)Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.
(5)Includes merchant sales representatives, as well as sales support personnel.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)
    The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Net income (loss):

	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
Net income (loss)	$(3,129)	$78,701	$30,328	$(34,352)	$(90,250)
Adjustments:
Stock-based compensation	9,738	8,204	8,048	7,506	8,572
Depreciation and amortization	18,971	17,617	19,212	17,369	16,494
Goodwill impairment	—	—	—	—	35,424
Long-lived asset impairment	—	—	—	—	8,811
Restructuring and related charges (1)	14,245	12,483	7,745	312	2,939
Other (income) expense, net (2)	2,927	(82,533)	5,049	4,880	21,340
Provision (benefit) for income taxes	(1,789)	135	(33,096)	(2,675)	2,398
Total adjustments	44,092	(44,094)	6,958	27,392	95,978
Adjusted EBITDA	$40,963	$34,607	$37,286	$(6,960)	$5,728
(1)Restructuring and related charges includes $7.7 million of long-lived asset impairments for the three months ended September 30, 2021 and $1.2 million for the three months ended June 30, 2022.
(2)Other income (expense), net includes an $89.1 million unrealized gain due to an upward adjustment for an observable price change of an other equity investment for the three months ended September 30, 2021.
The following table represents the effect on our Local Gross Billings from changes in exchange rates versus the U.S. dollar for the three months ended June 30, 2022 (in thousands):

	Three Months Ended June 30, 2022
	At Avg. Q1 2022 Rates (1)	Exchange Rate Effect (2)	As Reported
Local Gross Billings	$367,082	$(5,184)	$361,898
(1)Represents the financial statement balances that would have resulted had exchange rates in the reporting period been the same as those in effect in the prior quarter.
(2)Represents the increase or decrease in the reported amount resulting from changes in exchange rates from those in effect in the prior quarter.

    The following is a reconciliation of Non-GAAP net income (loss) attributable to common stockholders to Net income (loss) attributable to common stockholders and a reconciliation of Non-GAAP net income (loss) per share to Diluted net income (loss) per share for three and six months ended June 30, 2022 and 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$(91,227)	$(3,382)	$(126,079)	$11,176
Less: Net income (loss) attributable to noncontrolling interest	(977)	(253)	(1,477)	(143)
Net income (loss)	(90,250)	(3,129)	(124,602)	11,319
Less: Provision (benefit) for income taxes	2,398	(1,789)	(277)	638
Income (loss) before provision (benefit) for income taxes	(87,852)	(4,918)	(124,879)	11,957
Stock-based compensation	8,572	9,738	16,078	16,917
Amortization of acquired intangible assets	2,136	2,268	4,305	4,560
Goodwill Impairment	35,424	—	35,424	—
Long-lived asset impairment	8,811	—	8,811	—
Restructuring and related charges	2,939	14,245	3,251	21,667
Changes in fair value of investments	—	(4,245)	—	(4,245)
Intercompany foreign currency losses (gains), foreign currency translation adjustments reclassified into earnings and other	22,240	(6,023)	25,776	(21,256)
Non-cash interest expense on convertible senior notes and loss on extinguishment of debt	379	5,639	757	5,942
Non-GAAP income (loss) before provision (benefit) for income taxes	(7,351)	16,704	(30,477)	35,542
Less: Non-GAAP provision (benefit) for income taxes	1,816	5,796	2,123	17,225
Non-GAAP net income (loss)	(9,167)	10,908	(32,600)	18,317
Net (income) loss attributable to noncontrolling interest	(977)	(253)	(1,477)	(143)
Non-GAAP net income (loss) attributable to common stockholders	(10,144)	10,655	(34,077)	18,174
Plus: Cash interest expense from assumed conversion of convertible senior notes (1)	—	337	—	389
Non-GAAP net income (loss) attributable to common stockholders plus assumed conversions	$(10,144)	$10,992	$(34,077)	$18,563

Weighted-average shares of common stock - diluted	30,039,233	29,273,806	29,952,018	30,120,851
Impact of dilutive securities	—	4,272,703	—	1,773,968
Weighted-average shares of common stock - non-GAAP	30,039,233	33,546,509	29,952,018	31,894,819

Diluted net income (loss) per share	$(3.04)	$(0.12)	$(4.21)	$0.37
Impact of non-GAAP adjustments and related tax effects	2.70	0.45	3.07	0.21
Non-GAAP diluted net income (loss) per share	$(0.34)	$0.33	$(1.14)	$0.58
(1)Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating Non-GAAP net income (loss) attributable to common stockholders.
Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities.

	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
Net cash provided by (used in) operating activities	$(34,365)	$(74,176)	$30,988	$(78,164)	$(30,192)
Purchases of property and equipment and capitalized software	(12,420)	(13,405)	(11,765)	(13,001)	(9,148)
Free cash flow	$(46,785)	$(87,581)	$19,223	$(91,165)	$(39,340)

Net cash provided by (used in) investing activities	$(9,223)	$(11,530)	$(12,314)	$(13,916)	$(9,779)
Net cash provided by (used in) financing activities	$(241,039)	$(2,047)	$(3,382)	$(2,964)	$(43,340)